Exhibit 99.1

Multi-Color Corporation Announces

Results for Second Quarter of Fiscal 2006

CINCINNATI, OHIO, October 21, 2005 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the second quarter ended September 30, 2005, compared with the same period a year ago.

Second quarter highlights included:

•	Net Sales increased 56% to $49.7 million from $31.7 million.

•	Net Income increased 22% to $2.1 million from $1.7 million.

•	Earnings Per Share (EPS) were up 20% to 30 cents per diluted share, from 25 cents.

Compared to the prior year, strong sales and income from the Decorating Solutions Division were offset by lower profitability in the Packaging Services Division.

The second quarter sales increase included $15 million generated from the NorthStar Print Group acquisition and $3 million generated from organic growth.

“We are very pleased with the overall performance of our Decorating Solutions Division. We experienced an 11% organic growth rate generated by sales to new customers and growth with existing customers. Although our Packaging Services Division experienced a slight revenue increase compared to the prior year, its lower profitability was caused by less favorable mix and productivity issues; both related to the delay of customer components for the holiday gift set season,” explained Frank Gerace, President and CEO of Multi-Color Corporation.

Operating income of $3.8 million increased 33% compared to the prior year. Improvements in operating income resulted primarily from the sales increase and improved operating efficiencies in the Decorating Solutions Division.

For the six month period ended September 30, 2005, Multi-Color’s net sales of $96.4 million were 59% higher than the prior year. The organic sales growth rate was 9% and acquisitions accounted for $30.3 million or 84% of the increase in sales for the six month period. Net Income and diluted EPS increased 42% and 40% respectively, to $4 million and 59 cents per share for the six months ended September 30, 2005.

“While we are disappointed in our Packaging Services Division performance in the first half of the year, the service mix and operating efficiencies have returned to historic levels in the third quarter. We expect to see continued positive results in our Decorating Solutions Division for the remainder of this fiscal year,” concluded Frank Gerace.

Fiscal Year 2006 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on October 21, 2005 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-866-700-7173 (code 94208840) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on October 21, 2005 until midnight (ET) on October 28, 2005 by calling 1-888-286-8010 (code 97235537). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s Investors page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier supplier of decorative label solutions and packaging services to consumer product and food and beverage companies, retailers and container manufacturers. Our customers include many of the world’s largest manufacturers of household, fabric and personal care, automotive and lawn care, and food and beverage products representing many of the world’s most well known and respected brands. We currently provide products and services to more than 650 customers in the United States (U.S.), Canada, Mexico, Central and South America.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Net Sales	$49,663	$31,735	$96,391	$60,485
Cost of Goods Sold	41,667	26,109	80,600	50,132

Gross Profit	7,996	5,626	15,791	10,353

Selling, General & Admin	4,177	2,758	8,321	5,508

Operating Income	3,819	2,868	7,470	4,845

Other (Income) Expense	(23)	(45)	(31)	(60)
Interest Expense	475	223	968	416

Income before Taxes	3,367	2,690	6,533	4,489
Provision for Taxes	1,316	1,009	2,573	1,694

Net Income	$2,051	$1,681	$3,960	$2,795

Basic Earnings Per Share	$0.31	$0.27	$0.61	$0.45
Diluted Earnings Per Share	$0.30	$0.25	$0.59	$0.42

Selected Segment Information
(in 000’s) Unaudited

Decorating Solutions
Net Sales	$43,023	$25,116	$86,118	$49,611
Income before taxes	4,805	2,275	9,860	4,600

Packaging Services
Net Sales	$6,866	$6,642	$10,577	$10,897
Income (Loss) before taxes	38	1,126	(530)	1,528

Selected Balance Sheet Information

(in 000’s) Unaudited

	Sept. 30, 2005	Mar. 31, 2005
Current Assets	$48,174	$40,920
Total Assets	$114,291	$108,228
Current Liabilities	$30,872	$23,098
Total Liabilities	$67,267	$65,131
Stockholders’ Equity	$47,024	$43,097
Total Debt	$35,398	$40,789

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche, Chief Financial Officer

Multi-Color Corporation, (513) 345-1108